Exhibit 99.1

[LETTERHEAD OF CENTERVIEW PARTNERS LLC]

The Board of Directors

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 21, 2014, to the Board of Directors of Mylan Inc. (“Mylan”) as Annex D to, and reference thereto under the headings “Summary—Opinion of Mylan’s Financial Advisor”, “The Transaction—Background of the Transaction”, “The Transaction—Reasons for the Transaction and Recommendation of the Mylan Board”, “The Transaction—Opinion of Mylan’s Financial Advisor”, and “The Business Transfer Agreement and Plan of Merger—Representations and Warranties—Representations and Warranties of Mylan, New Mylan, and Merger Sub” in, the proxy statement/prospectus relating to the proposed acquisition by New Moon B.V. (“New Mylan”) of Mylan and the non-U.S. developed markets specialty and branded generics business of Abbott Laboratories, which proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of New Mylan (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

December 23, 2014